Filed Pursuant to Rule 433 Registration No. 333−136666 March 4, 2008 STRUCTURED EQUITY PRODUCTS
New Issue	Indicative Terms

THE BEAR STEARNS COMPANIES INC.
Principal Protected Notes Linked to the Strengthening of the Brazilian Real, Russian Ruble, Indian Rupee and Chinese Yuan Exchange Rates against the U.S. Dollar Due March [●], 2010
INVESTMENT HIGHLIGHTS
•	2 year term to maturity.
•	The Notes are 100% principal protected if held to maturity.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated “A2” by Moody’s / “A” by S&P).
•	Issue Price: 100.00% of the principal amount ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
•
Linked to an equally weighted basket consisting of the Currency Exchange Rates between: (1) the U.S. Dollar and the Brazilian Real; (2) the U.S. Dollar and the Russian Ruble; (3) the U.S. Dollar and the Indian Rupee; and (4) the U.S. Dollar and the Chinese Yuan, each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan (each a “Reference Currency” and collectively the “Reference Currencies”), as applicable. The weighting of each Component is fixed at 25% and will not change, unless any Component is modified during the term of the Notes.

•
If the Basket Performance is greater than 0%, the Cash Settlement Value per note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Basket Performance.

•
If the Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

•	The Participation Rate is [170.00-180.00]%.
•
The Basket Performance is equal to the quotient (expressed as a percentage) of (i) the sum of the four Component Performances divided by (ii) 4. The “Component Performance” with respect to each Component is the percentage resulting from the quotient of (a) the Final Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level. For the avoidance of doubt, the Basket Performance is greater when the Components, on average, increase, as increasing Currency Exchange Rates mean that more U.S. Dollars are required to purchase units of the respective Reference Currency.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS FOR THE NOTE OFFERING
This free writing prospectus relates to the offering of Notes linked to an equally weighted basket consisting of the Currency Exchange Rates between: (1) the U.S. Dollar and the Brazilian Real; (2) the U.S. Dollar and the Russian Ruble; (3) the U.S. Dollar and the Indian Rupee; and (4) the U.S. Dollar and the Chinese Yuan, each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan, as applicable. We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	“A2” / “A” (Moody’s / S&P)
CUSIP NUMBER:	0739282X0
ISSUE PRICE:	100.00% of the principal amount ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
AGGREGATE PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter.
INITIAL FIXING DATE:	March [●], 2008
ISSUE DATE:	March [●], 2008
FINAL FIXING DATE:
March [●], 2010; provided that, with respect to a Component, (i) if such date is not a Component Business Day for that Component, then the Final Fixing Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event exists for that Component on the Final Fixing Date, the Final Fixing Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Final Fixing Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Final Fixing Date for that Component. If no Market Disruption Event exists with respect to a Component on the Final Fixing Date, the determination of that Component’s Final Fixing Level will be made on the Final Fixing Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

MATURITY DATE:
The Notes are expected to mature on March [●], 2010 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Fixing Date is postponed, the Maturity Date will be three Business Days following the Final Fixing Date, as postponed for the last Component for which a Final Fixing Level is determined.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that is based on the Basket Performance:

If the Basket Performance is greater than 0%, the Cash Settlement Value per Note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Basket Performance.

If the Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

INITIAL FIXING LEVEL:
[●] with respect to the BRL Exchange Rate; [●] with respect to the RUB Exchange Rate; [●] with respect to the INR Exchange Rate; and [●] with respect to the CNY Exchange Rate which, in each case, represents the Currency Exchange Rate of such Component on the Initial Fixing Date.

FINAL FIXING LEVEL:	With respect to each Component, the Currency Exchange Rate on the Final Fixing Date, as determined by the Calculation Agent.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

BASKET:
The Currency Exchange Rates between: (1) the U.S. Dollar and the Brazilian Real (the “BRL Exchange Rate”); (2) the U.S. Dollar and the Russian Ruble (the “RUB Exchange Rate”); (3) the U.S. Dollar and the Indian Rupee (the “INR Exchange Rate”); and (4) the U.S. Dollar and the Chinese Yuan (the “CNY Exchange Rate” and, together with the BRL Exchange Rate, the RUB Exchange Rate and the INR Exchange Rate, each a “Component” and collectively the “Components”), each expressed as the number of units of the U.S. Dollar, per Brazilian Real, Russian Ruble, Indian Rupee or Chinese Yuan (each a “Reference Currency”), as applicable. The weighting of each Component is fixed at 25% and will not change, unless any Component is modified during the term of the Notes.

BASKET PERFORMANCE:	The quotient (expressed as a percentage) of (i) the sum of the four Component Performances divided by (ii) 4.

For the avoidance of doubt, the Basket Performance is greater when the Components, on average, increase, as increasing Currency Exchange Rates mean that more U.S. Dollars are required to purchase units of the respective Reference Currency.

COMPONENT PERFORMANCE:	With respect to each Component, is the percentage resulting from the quotient of (a) the Final Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level.
PARTICIPATION RATE:	[170.00-180.00]%.
CURRENCY EXCHANGE RATE:
With respect to each Component, the quotient of (i) one divided by (ii) the number of units of the applicable Reference Currency which can be exchanged for one U.S. Dollar as stated on the Fixing Page on the Final Fixing Date.

If, with respect to a Component, no fixing is published on the Final Fixing Date or the Initial Fixing Date, the relevant fixing level shall be determined by the Calculation Agent for the Final Fixing Date or the Initial Fixing Date, as applicable.

FIXING PAGE:
With respect to the BRL Exchange Rate, the ask side exchange rate published on Bloomberg Professional® service page BZFXPTAX <Currency> <Go>; with respect to the RUB Exchange Rate, the spot exchange rate published on Reuters page EMTA; with respect to the INR Exchange Rate, the reference rate published on Bloomberg page INRRATE <Currency> <Go>; and with respect to the CNY Exchange Rate, the reference rate published on Bloomberg page CYCFUSD <Currency> <Go>.

BUSINESS DAY:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

COMPONENT BUSINESS DAY:
With respect to any Component, any day other than a Saturday or Sunday, on which banking institutions in the cities of (i) New York, New York, (ii) London, England, and (iii) the Local Jurisdiction are not authorized or obligated by law or executive order to close.

LOCAL JURISDICTION:
With respect to the BRL Exchange Rate: São Paulo, Brazil; with respect to the RUB Exchange Rate: Moscow, Russia; with respect to the INR Exchange Rate: Mumbai, India; and with respect to the CNY Exchange Rate: Beijing, China.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated March 4, 2008 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated March 4, 2008 (subject to completion):
http://www.sec.gov/Archives/edgar/data/777001/000114420408013143/v105773_424b2.htm
•	Prospectus Supplement dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm
•	Prospectus dated August 16, 2006:
http://www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE CASH SETTLEMENT VALUE TABLES

The following illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the assumptions outlined below. The examples do not purport to be representative of every possible scenario concerning increases or decreases in the Components or the Basket Performance. You should not construe these examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. Numbers are rounded for the ease of use. These illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•
The Initial Fixing Level is 0.6000 with respect to the BRL Exchange Rate; 0.0425 with respect to the RUB Exchange Rate; 0.0255 with respect to the INR Exchange Rate; and 0.1400 with respect to the CNY Exchange Rate.

•	The Participation Rate is 175.00%.

•	All returns are based on a 24-month term, pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Hypothetical Example 1: In this case, the Basket Performance is positive over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
BRL Exchange Rate	0.8000	33.33%	25.00%
RUB Exchange Rate	0.0550	29.41%	25.00%
INR Exchange Rate	0.0295	15.69%	25.00%
CNY Exchange Rate	0.1500	7.14%	25.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Basket Performance = Quotient of (i) the sum of the four Component Performances divided by (ii) four

= (33.33% + 29.41% + 15.69% + 7.14%) ÷ 4

= 21.39%

Step 2: Calculate the Cash Settlement Value.

Because the Basket Performance is greater than 0% as of the Final Fixing Date, the Cash Settlement Value is equal to $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate of 175.00% multiplied by (c) the Basket Performance of 21.39%. Therefore, the Cash Settlement Value is $1,374.39 per Note, representing a 37.44% return on investment over the term of the Notes.

Hypothetical Example 2: In this case, the Basket Performance is mixed over the term of the Notes.

Step 1: Calculate the Basket Performance.
Component	Hypothetical Final Fixing Level	Component Performance	Weight
BRL Exchange Rate	0.8000	33.33%	25.00%
RUB Exchange Rate	0.0350	-17.65%	25.00%
INR Exchange Rate	0.0295	15.69%	25.00%
CNY Exchange Rate	0.1300	-7.14%	25.00%

Basket Performance = Quotient of (i) the sum of the four Component Performances divided by (ii) four

= (33.33% + -17.65% + 15.69% + -7.14%) ÷ 4

= 6.06%

Step 2: Calculate the Cash Settlement Value.

Because the Basket Performance is greater than 0% as of the Final Fixing Date, the Cash Settlement Value is equal to $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate of 175.00% multiplied by (c) the Basket Performance of 6.06%. Therefore, the Cash Settlement Value is $1,106.00 per Note representing a 10.60% return on investment over the term of the Notes.

Hypothetical Example 3: In this case, the Basket Performance is negative over the term of the Notes.

Step 1: Calculate the Basket Performance.
Component	Hypothetical Final Fixing Level	Component Performance	Weight
BRL Exchange Rate	0.4000	-33.33%	25.00%
RUB Exchange Rate	0.0350	-17.65%	25.00%
INR Exchange Rate	0.0200	-21.57%	25.00%
CNY Exchange Rate	0.1300	-7.14%	25.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Basket Performance = Quotient of (i) the sum of the four Component Performances divided by (ii) four

= (-33.33% + -17.65% + -21.57% + -7.14%) ÷ 4

= -19.92%

Step 2: Calculate the Cash Settlement Value.

The Basket Performance is less than 0% as of the Final Fixing Date. Therefore, the Cash Settlement Value is $1,000 per Note, representing the principal amount of the notes, and a 0.00% return on investment over the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

HISTORICAL DATA ON THE COMPONENTS

The tables below were constructed using historical data regarding the Components. The historical data is for illustrative purposes and is not indicative of the future performance of the Components or the future value of the Notes. While the value of the Components will determine the performance of the Basket, it is impossible to predict whether the performance of the Basket will rise or fall during the term of the Notes. Trading prices of the Components will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the currency markets generally and the markets for the Components in particular. Any historical upward or downward trend in the value of the Components during any period set forth below is not an indication that the Components are more or less likely to increase or decrease at any time during the term of the Notes. All information in the tables that follow was obtained from the Bloomberg Financial Service, without independent verification.

The tables below set forth the historical month-end exchange rates for each Component (each expressed as the number of units of the respective Reference Currency which can be exchanged for one U.S. Dollar) for the period beginning January 1998 and ending January 2008.

BRL Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	0.8902	0.4878	0.5605	0.5071	0.4144	0.2859	0.3408	0.3833	0.4521	0.4708	0.5686
February	0.8850	0.4914	0.5661	0.4888	0.4231	0.2802	0.3441	0.3865	0.4709	0.4723
March	0.8795	0.5822	0.5760	0.4646	0.4301	0.2983	0.3454	0.3733	0.4621	0.4857
April	0.8739	0.6006	0.5534	0.4545	0.4235	0.3436	0.3409	0.3956	0.4792	0.4914
May	0.8695	0.5811	0.5482	0.4198	0.3979	0.3370	0.3136	0.4154	0.4335	0.5208
June	0.8647	0.5706	0.5537	0.4328	0.3549	0.3516	0.3241	0.4287	0.4619	0.5184
July	0.8598	0.5552	0.5613	0.4054	0.2890	0.3372	0.3293	0.4204	0.4592	0.5313
August	0.8500	0.5211	0.5484	0.3901	0.3327	0.3360	0.3416	0.4243	0.4664	0.5097
September	0.8435	0.5161	0.5423	0.3745	0.2674	0.3448	0.3496	0.4489	0.4610	0.5456
October	0.8384	0.5131	0.5260	0.3709	0.2755	0.3487	0.3500	0.4441	0.4668	0.5762
November	0.8328	0.5200	0.5051	0.4002	0.2737	0.3394	0.3676	0.4538	0.4619	0.5567
December	0.8276	0.5559	0.5128	0.4328	0.2825	0.3458	0.3765	0.4282	0.4683	0.5621

RUB Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	0.1661	0.0436	0.0349	0.0352	0.0326	0.0314	0.0351	0.0357	0.0356	0.0378	0.0409
February	0.1647	0.0433	0.0348	0.0349	0.0323	0.0317	0.0351	0.0361	0.0357	0.0383
March	0.1638	0.0402	0.0349	0.0348	0.0320	0.0319	0.0351	0.0359	0.0361	0.0385
April	0.1631	0.0407	0.0352	0.0346	0.0321	0.0321	0.0345	0.0360	0.0368	0.0389
May	0.1623	0.0404	0.0354	0.0343	0.0319	0.0325	0.0345	0.0354	0.0370	0.0386
June	0.1613	0.0412	0.0356	0.0343	0.0318	0.0329	0.0344	0.0349	0.0373	0.0388
July	0.1603	0.0412	0.0359	0.0341	0.0318	0.0330	0.0344	0.0349	0.0373	0.0391
August	0.0995	0.0399	0.0360	0.0340	0.0316	0.0328	0.0342	0.0351	0.0374	0.0390
September	0.0629	0.0396	0.0360	0.0339	0.0316	0.0327	0.0342	0.0351	0.0373	0.0402
October	0.0601	0.0383	0.0359	0.0336	0.0315	0.0334	0.0348	0.0350	0.0374	0.0406
November	0.0549	0.0375	0.0358	0.0334	0.0314	0.0336	0.0355	0.0347	0.0381	0.0408
December	0.0485	0.0363	0.0355	0.0328	0.0313	0.0342	0.0361	0.0348	0.0380	0.0406

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

INR Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	0.0258	0.0235	0.0229	0.0216	0.0206	0.0209	0.0221	0.0229	0.0227	0.0226	0.0254
February	0.0254	0.0235	0.0229	0.0215	0.0205	0.0210	0.0221	0.0229	0.0225	0.0226
March	0.0253	0.0236	0.0229	0.0215	0.0205	0.0211	0.0229	0.0229	0.0224	0.0230
April	0.0252	0.0234	0.0229	0.0214	0.0204	0.0211	0.0225	0.0230	0.0223	0.0243
May	0.0240	0.0233	0.0224	0.0213	0.0204	0.0212	0.0220	0.0229	0.0216	0.0246
June	0.0236	0.0231	0.0224	0.0213	0.0205	0.0215	0.0217	0.0230	0.0217	0.0246
July	0.0235	0.0231	0.0222	0.0212	0.0205	0.0217	0.0215	0.0230	0.0215	0.0247
August	0.0235	0.0230	0.0218	0.0212	0.0206	0.0218	0.0216	0.0227	0.0215	0.0244
September	0.0236	0.0229	0.0217	0.0209	0.0207	0.0219	0.0218	0.0227	0.0218	0.0251
October	0.0236	0.0231	0.0214	0.0208	0.0207	0.0221	0.0220	0.0221	0.0222	0.0254
November	0.0235	0.0230	0.0213	0.0209	0.0207	0.0218	0.0224	0.0218	0.0224	0.0252
December	0.0235	0.0230	0.0214	0.0207	0.0208	0.0219	0.0230	0.0222	0.0226	0.0254

CNY Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008
January	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1241	0.1286	0.1392
February	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1244	0.1292
March	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1247	0.1294
April	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1248	0.1297
May	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1247	0.1307
June	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1251	0.1314
July	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1234	0.1255	0.1320
August	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1235	0.1257	0.1325
September	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1236	0.1265	0.1332
October	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1237	0.1269	0.1340
November	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1238	0.1277	0.1351
December	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1208	0.1239	0.1281	0.1370

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

•
Suitability of Notes for investment — A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•
Volatility of the Components — The Components are volatile and are affected by numerous factors specific to each country represented by a Reference Currency. The value of each Reference Currency relative to the U.S. Dollar, which is primarily affected by the supply and demand for the respective Reference Currency and the U.S. Dollar, may be affected by political, economic, financial, legal, accounting and tax matters specific to the country in which the Reference Currency is the official currency.

•
No interest or other payments — During the term of the Notes, you will not receive any periodic interest or other distributions and such payments will not be included in the calculation of the Cash Settlement Value payable at maturity.

•
Secondary market — Because the Notes will not be listed on any securities exchange or quotation system, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

•
Components may not move in tandem — At a time when the value of one or more of the Reference Currencies increases, the value of one or more of the other Reference Currencies may decline. Therefore, in calculating the Basket Performance with respect to an Observation Date, increases in the value of one or more of the Reference Currencies against the U.S. Dollar may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Reference Currencies against the U.S. Dollar.

•
Not subject to the special rules for nonfunctional currency contingent payment debt instruments — We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

BEAR, STEARNS & CO. INC.